Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-114282

Prospectus Supplement No. 4
to Prospectus dated June 24, 2004

DIGITAL LIFESTYLES GROUP, INC.
(f/k/a NORTHGATE INNOVATIONS, INC.)

COMMON STOCK

UP TO 15,956,865 SHARES OF COMMON STOCK
OFFERED BY SELLING STOCKHOLDERS

     We are supplementing the prospectus dated June 24, 2004, to provide information contained in our Current Report on Form 8-K filed on September 8, 2004. This Prospectus Supplement supplements information contained in the Prospectus dated June 24, 2004, covering the resale by the Selling Stockholders of up to 15,956,865 shares of our common stock currently held by or issuable to the Selling Stockholders upon the exercise of certain rights and warrants. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendment or supplement thereto.

     INVESTING IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED JUNE 24, 2004 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement is September 8, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 3, 2004

Digital Lifestyles Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27878	13-3779546

(Commission File Number)	(IRS Employer Identification No.)

1001 S. Capital of Texas Hwy. Building I, Suite 200 Austin, Texas	78746

(Address of Principal Executive Offices)	(Zip Code)

(512) 617-8282

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.

     On September 3, 2004, at the instruction of the administrative committee of the employee stock ownership plan (the “ESOP”) of Digital Lifestyles Group, Inc. (the “Company”), Alan Weissman, co-trustee of the ESOP, elected to convert 1,350,000 shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which constitutes all of the issued and outstanding shares of the Preferred Stock, into 4,253,567 shares of the Company’s common stock, par value $0.03 per share. Mr. Weissman was engaged as a trustee of the ESOP on August 30, 2004. In July 2004, the Company gave Andy Teng, the former sole trustee of the ESOP, 60 days’ advance written notice that he was being dismissed as a trustee of the ESOP, effective September 13, 2004. After that date, Mr. Weissman will be the sole trustee of the ESOP.

* * * * *

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC.
Date: September 8, 2004	By:	/s/ J. William Wilson
	Name:	J. William Wilson
	Title:	Vice President and General Counsel